                                   EXHIBIT 3.1

                  AMENDED AND RESTATED ARTICLES OF INCORPORATED

                          ARTICLES OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                            THE FEMALE HEALTH COMPANY


                  1. The name of the Corporation is The Female Health Company.

                  2. The amendment adopted relates to Article V of the Amended and Restated Articles of Incorporation, as amended effective as of December 30, 1997. The first portion of Article V is amended to read as follows:

                                    ARTICLE V

                     The aggregate number of shares which the Corporation shall have the authority to issue is 27,015,000 shares consisting of:

                           (a) 22,000,000 shares designated as "Common Stock" with a par value of $.01 per share;

                           (b) 5,000,000 shares designated as "Class A Preferred Stock" with a par value of $.01 per share; and

                           (c) 15,000 shares designated as "Class B Preferred Stock" with a par value of $.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

The remainder of Article V, as last amended effective as of December 30, 1997, remains unchanged.

                  The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation, was approved and adopted by the shareholders of the Corporation on April 9, 1999 in accordance with Section
180.1003 of the Wisconsin Business Corporation Law.

                  Dated this 19th day of May, 1999.

                                                     THE FEMALE HEALTH COMPANY

                                                     BY /s/ O. B. Parrish
                                                        ------------------------
                                                        O.B. Parrish, Chairman
                                                        and Chief Executive
                                                        Officer

This document was drafted by David R. Krosner, Esq.

Please return this document to:

         Susan K. Lipson, Paralegal
         Reinhart, Boerner, Van Deuren,
         Norris & Rieselbach, s.c.
         1000 North Water Street, Suite 2100
         Milwaukee, WI 53202

                          ARTICLES OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                            THE FEMALE HEALTH COMPANY


                                    ARTICLE I

                  The name of the Corporation is The Female Health Company.

                                   ARTICLE II

                  The Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation that the Amended and Restated Articles of Incorporation be amended to create a Series 2 Preferred Stock of the Corporation's currently authorized Class A Convertible Preferred Stock, $.01 par value per share. Accordingly, the Corporation's Amended and Restated Articles of Incorporation are hereby amended by inserting the attached Exhibit A to the end of Article V of the Amended and Restated Articles of Incorporation.

                                   ARTICLE III

                  The number of authorized shares of the Class A Convertible Preferred Stock-Series 2 is 1,500,000.

                                   ARTICLE IV

                  None of the shares of the Class A Convertible Preferred Stock-Series 2 have been issued as of the date hereof.


                                    ARTICLE V

                  The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted by the Board of Directors of the Corporation at a meeting duly convened on December 29, 1997, in accordance with
Section 180.1002, and Shareholder action is not required with respect to the adoption of this amendment.

                  Dated this 29th day of December, 1997.

                                                     THE FEMALE HEALTH COMPANY:

                                                     BY /s/ O. B. Parrish
                                                        ------------------------
                                                             O. B. Parrish,
                                                        Chairman and Chief
                                                        Executive Officer


This document was drafted by David R. Krosner, Esq.

Please return this document to:

                              Tanya R. Braga, Paralegal
                              Reinhart, Boerner, Van Deuren,
                              Norris & Rieselbach, s.c.
                              1000 North Water Street, Suite 2100
                              Milwaukee, WI 53202






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



                                    EXHIBIT A

             STATEMENT OF TERMS OF CLASS A PREFERRED STOCK-SERIES 2


                           I.       DESIGNATION AND AMOUNT

The designation (this "Certificate of Designation") of this series, which consists of 1,500,000 shares of Preferred Stock of The Female Health Company, a Wisconsin corporation (the "Company"), is the Class A Preferred Stock - Series 2 (the "Series 2 Preferred Stock") and the face amount per share shall equal the average of the closing bid prices of the five trading days prior to the issuance of the shares of Series 2 Preferred Stock (the "Face Amount").

                           II.      DIVIDENDS

The Series 2 Preferred Stock will bear no dividends except as provided in
Section VIII(B).

                           III.     CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are permitted or required by law to be closed.

         B. "Common Stock" means the common stock, $.01 par value, of the Company.

         C. "Conversion Date" has the meaning given in Article IV.

         D. "Holders" means the initial Holders of the Series 2 Preferred Stock and their permitted transferees.

         E. "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of December 31, 1997, among the Company and the purchasers named therein, as amended from time to time in accordance with the term thereof.

         F. "Warrants" means the stock purchase warrants to acquire shares of Common Stock issued by the Company to the initial Holders in connection with the transactions contemplated by the Securities Purchase Agreement.

                           IV.      CONVERSION

         A. Required Conversion on the Conversion Date. Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series 2 Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by all Holders of such shares of Series 2 Preferred Stock and (iii) eligible to be traded on either the Nasdaq, the Nasdaq Small Cap Market, the New York Stock Exchange or the American Stock Exchange, each share of Series 2 Preferred Stock outstanding on the date that the Registration Statement required pursuant to Section 2.1 of the Registration Rights Agreement is declared effective by the Securities and Exchange Commission (the "Conversion Date"), automatically shall be converted into shares of Common Stock, with each share of Series 2 Preferred Stock convertible into a single fully paid and nonassessable share of Common Stock, except as provided by Wisconsin Statutes Section 180.0622(2)(d) as judicially interpreted, (the "Conversion Ratio"), subject to adjustment as provided in Article X.

         B. Mechanics of Conversion. The Company shall notify each Holder by facsimile and overnight courier on the Conversion Date. As soon as practicable following the Conversion Date the Holder shall surrender or cause to be surrendered to the Company (or satisfy the provisions of Section XIII(A), if applicable) the certificates representing the Series 2 Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers.

         C. Timing of Conversion. No later than the third Business Day following the Conversion Date (the "Delivery Period"), provided that the Company has received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Section XIII(A), if applicable) the Company shall issue and deliver to the Holder (or at its direction) that number of shares of Common Stock issuable upon conversion of such shares of Series 2 Preferred Stock being converted. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date. The Delivery Period shall be extended until the date of surrender to the Company of the Preferred Stock Certificates to be converted or satisfaction of the provisions of Section XIII(A), if applicable.

         D. Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Series 2 Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Series 2 Preferred Stock.

         E. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Series 2 Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

         F. Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to the Company's transfer agent and upon the Holder's compliance with Article IV(C), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

                           V.       RESERVATION OF AUTHORIZED SHARES OF COMMON
STOCK

         The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series 2 Preferred Stock and issuance of the shares of Common Stock in connection therewith and the full exercise of the Warrants and issuance of the shares of Common Stock in connection therewith (the "Reserved Amount"). The Reserved Amount shall be allocated among the Holders as provided in Section XIII(B).

                           VI.      FAILURE TO CONVERT

         If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the fifth Business Day following the expiration of the Delivery Period for such conversion (said period of time being the "Extended Delivery Period"), such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y)


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


above, an amount equal to .5% of the Face Amount of the Series 2 Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series 2 Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series 2 Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Series 2 Preferred Stock in accordance with the terms of this Certificate of Designation. The Company shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders.

         The payments to which a Holder shall be entitled pursuant to this
Section VI(A) are referred to herein as "Conversion Default Payments." Conversion Default payments shall be paid in cash. Such payment shall be made in accordance with and be subject to the provisions of Section XIII(E).

                           VII.     REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption Events. A "Redemption Event" means any one of the following (after expiration of the applicable cure period in the case of the events described in clauses (iv) and (vii)):

            (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series 2 Preferred Stock or upon exercise of the Warrants or required from time to time to be reserved pursuant to this Certificate of Designation or the Warrants) is suspended from trading on, or is not listed (and authorized) for trading on, the Nasdaq, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of twenty (20) trading days in any twelve (12) month period;

            (ii) the Company fails, and any such failure continues uncured for seven (7) business days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to the holders of Series 2 Preferred Stock upon conversion of the Series 2 Preferred Stock or upon exercise of the Warrants as and when required by this Certificate of Designation, the Warrants, the Securities Purchase Agreement, or the Registration Rights Agreement, dated as of August 29, 1997, by and among the Company and other signatories thereto (the "Registration Rights Agreement");

            (iii) the Company fails: (x) to cause the registration statement required pursuant to Section 2.1 of the Registration Rights Agreement to be declared effective on or before the one hundred fiftieth (150th) day following closing in a manner which would allow the sale of all Registrable Securities (as defined in the Registration Rights Agreement) to the fullest extent permitted under Section of 2.1 of the Registration Rights Agreement; or (y) to cause the holders of Series 2 Preferred Stock to be able to utilize such registration statement for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement), unless the company is using its best efforts to remedy such inability to utilize such registration statement, subject to the Company's Board of Directors having determined in their good faith business judgment by resolution that the continued effectiveness of such registration statement would have a material adverse effect on the Company's ability to consummate a financing, acquisition, merger or joint venture, the failure of which to consummate would have a material adverse effect on the Company's financial condition, results of operations or future prospects; provided that in no event shall such failure exist for a total of more than thirty (30) days in any twelve (12) month period; or

            (iv) the Company fails, and such failure continues uncured for five
(5) business days after the Company has been notified thereof in writing by the Holder, for any reason to issue shares of Common Stock within ten (10) Business Days after the expiration of the Extended Delivery Period with respect to any conversion of Series 2 Preferred Stock.

         B. Redemption By Holder. During the continuation of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company while such Redemption Event continues, to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein) any or all of the then outstanding shares of Series 2 Preferred Stock held by such Holder.

            C. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series 2 Preferred Stock means an amount equal to 1.25 times the aggregate Face Amount of the Series 2 Preferred Stock.

            D. Redemption Defaults. If the Company fails to pay any holder the Redemption Amount with respect to any share of Series 2 Preferred Stock within five (5) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the Holder delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus five percent (3%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder. In the event the Company is not able to redeem all of the shares of Series 2 Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Series 2 Preferred Stock from each Holder pro rata, based on the total number of shares of Series 2 Preferred Stock included by such Holder in the Redemption Notice relative to the total number of shares of Series 2 Preferred Stock in all of the Redemption Notices.

            E. Capital Impairment. In the event that any section of the Wisconsin Business Corporation Law ("WCL"), would be violated by the redemption of any shares of Series 2 Preferred Stock that are otherwise subject to redemption pursuant to this Article VII, the Company: (i) will redeem the greatest number of shares of Series 2 Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Series 2 Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of said Section; and (iii) from time to time thereafter as promptly as possible the Company shall redeem shares of Series 2 Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the WCL. In such case, any Holder shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section IV(A)) all or any portion of the Redemption Amount plus any interest or other charges which have accrued into shares of Common Stock on a dollar for dollar basis based upon the most recently reported trading price for the Common Stock. In the event the Company is not able to redeem all the shares of the stock subject to Redemption Notices, the Company shall redeem shares of Series 2 Preferred Stock from each Holder pro rata, based on the total number of shares of Series 2 Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Series 2 Preferred Stock in all Redemption Notices.

                           VIII.    RANK; PARTICIPATION

            A. Rank. All shares of the Series 2 Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of a majority of the Holders obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or a pari passu with the Series 2 Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Series 2 Preferred Stock (the "Pari Passu Securities"); and (iv) junior to the Class A Preferred Stock-Series 1 and any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Series 2 Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

            B. Participation. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their Shares of Series 2 Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments



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

under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                            IX.  LIQUIDATION PREFERENCE

            A. Liquidation of the Company. If the Company shall commence a voluntary case under the U.S. Federal Bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a degree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal Bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities and, together with the Holders of Series 2 Preferred Stock the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series 2 Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

            B. Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

            C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Series 2 Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Company with respect thereto pursuant to this Certificate of Designation through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

            X. ADJUSTMENTS TO THE CONVERSATION PRICE; CERTAINPROTECTIONS

         The Conversion Price shall be subject to adjustment from time to time as follows:

            A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Ratio shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Ratio shall be proportionately increased. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.

            B. Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Series 2 Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of




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such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such consolidation or merger (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Series 2 Preferred Stock would have been entitled upon such Major Transaction had the Holder's Series 2 Preferred Shares been converted (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Series 2 Preferred Stock in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier). Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause
(i) of this Section X(B). If the Major Transaction Consideration does not consist entirely of United States dollars, such Holder may elect to receive United States dollars in an amount equal to the value, determined by a reputable accounting firm selected by the Company that is reasonably acceptable to a majority of the Holders of the Major Transaction Consideration in lieu of the Major Transaction Consideration which does not consist entirely of United States Dollars, by delivering notice of such election to the Company within five (5) days of the Holder's receipt of the Notice of Major Transaction.

            C. Adjustment Due to Distribution. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of subsidiary (i.e. a spinoff)) (a "Distribution"), then the Conversion Ratio shall be equitably adjusted to take account of such distribution.

            D. Purchase Rights. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series 2 Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any of other securities or property which at the time would be received upon conversion of a share of Series 2 Preferred Stock.

                           XI.      VOTING RIGHTS

            As set forth in Article V(1)(e) of these Articles of Incorporation, each share of Series 2 Preferred Stock will entitle the Holder to 1 vote per share on all matters submitted to a vote of shareholders.

                           XII.     PROTECTION PROVISIONS

            So long as any shares of Series 2 Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority of the
Holders: (a) alter or change the rights, preferences or privileges of the Series 2 Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series 2 Preferred Stock; (c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Series 2 Preferred Stock; or (e) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series 2 Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof). Notwithstanding the foregoing, the Company may, without obtaining any additional consent of the Holders, create one or more additional series of preferred stock on substantially the same terms as set forth herein (except for the Face Amount), in an amount not to exceed a total of $5,000,000 of preferred shares sold in the same offering as the Series 2 Preferred Stock (the "Offering").


                           XIII.    MISCELLANEOUS

            A. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s), of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the Holder contemporaneously requires the Company to convert such Series 2 Preferred Stock.

            B. Allocation of Reserved Amount. The Reserved Amount shall be allocated among the Holders of the Series 2 Preferred Stock and any other series of preferred stock issued in the Offering in the same proportion as the number of preferred shares initially held by such Holder bears to the aggregate number of outstanding preferred shares issued in the Offering. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of preferred shares held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any such Holder's preferred shares, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any preferred shares shall be allocated among the remaining Holders, pro rata based on the number of preferred shares then held by such Holders.

            C. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus three percent (3%) and (y) the highest interest rate permitted by applicable law.

            D. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for the purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation.

            E. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

            F. Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                              ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                            THE FEMALE HEALTH COMPANY


                                    ARTICLE I

                  The name of the Corporation is The Female Health Company.

                                   ARTICLE II

            The Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation that the Amended and Restated Articles of Incorporation, be amended to create a Series 1 Preferred Stock of the Corporation's currently authorized Class A Preferred Stock, $.01 par value per share. Accordingly, the Corporation's Amended and Restated Articles of Incorporation are hereby amended by inserting the following to the end of Article V:

            STATEMENT OF TERMS OF CLASS A PREFERRED STOCK - Series 1

            The Corporation shall have the authority to issue 1,040,000 shares designated as "Class A Preferred Stock-Series 1" with a par value of $.01 per share. The terms of the Class A Preferred Stock-Series 1 are as follows:

            1. Dividend Provisions.

               (a) Whenever funds are legally available therefor, upon declaration of the Board of Directors, the Corporation shall pay to holders of shares of the Class A Preferred Stock-Series 1 (the "Preferred Stock" or the "Shares") preferential dividends as set forth in this section. Dividends on each share of Preferred Stock will accrue on a daily basis at the rate of 8% per year on the Liquidation Value (as defined hereunder) of the Preferred Stock, from the date of issuance through the earlier of the date of repurchase of such share of the Preferred Stock, its conversion into Common Stock or the liquidation of this Corporation, and shall be paid in full before any dividends shall be payable on any other class of stock and before any sums shall be set aside for the redemption or purchase for retirement of all or any part of the Preferred Stock. Such dividends shall accrue whether or not they have been declared and whether or not there are funds legally available to the Corporation for the payment of dividends.

               (b) To the extent not paid on the first day of October of each year, beginning the first day of October 1998 (each a "Dividend Reference Date"), all dividends which have accrued on each share of Preferred Stock outstanding during the 12-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be added to the Liquidation Value (as defined in section 2(a) hereof) of such share of Preferred Stock and will remain a part thereof until such dividends are paid. Notwithstanding anything herein to the contrary, beginning with the Dividend Reference Date occurring on the first day of October 1998 and on each Dividend Reference Date occurring thereafter, the Corporation shall declare and pay all dividends which have accrued during the 12-month period ending on such Dividend Reference Date to the extent permitted by law.

               (c) If at any time the Corporation pays less than the total amount of dividends then accrued with respect to any of the Preferred Stock, such payment will be distributed ratably among the holders of the Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Preferred Stock held by each holder.

               (d) No dividends shall be declared and set aside for any shares of Common Stock unless the Board of Directors of the Corporation shall declare a dividend payable on the then outstanding shares of

Preferred Stock in addition to the dividends to which the Preferred Stock is entitled pursuant to section 1(a). Such additional dividends on the Preferred Stock shall be declared in the same amount per share of Preferred Stock as would be declared payable on the shares of Common Stock into which each share of Preferred Stock could be converted pursuant to the provisions of section 4 hereof, calculated as if such conversion took place immediately prior to the record date for the determination of holders of Common Stock entitled to receive such dividends.

            2. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, each holder of shares of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock by reason of their ownership thereof, the aggregate Liquidation Value of the shares of Preferred Stock held by such holder. The Corporation shall give holders of the Preferred Stock 60 days advance written notice of any intent to liquidate, dissolve or wind up the affairs of the Corporation.

               If upon any such liquidation, dissolution or winding up of this Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Preferred Stock held by each such holder. The "Liquidation Value" as of any particular date shall be equal to the sum of $2.50 per share for each share of Preferred Stock then held by such holder (the "Original Preferred Stock Price") plus an amount equal to all accrued or declared but unpaid dividends on the Preferred Stock held by them.

            3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Mechanics of Conversion. On or after August 1, 1998, each share of Preferred Stock shall be convertible into one share of Common Stock. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, (ii) a certificate representing any shares of Preferred Stock not converted and (iii) an amount in cash equal to accrued but unpaid dividends on the shares converted calculated through the date of such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of shares of Common Stock on such date.

               (b) No Fractional Shares. No fractional shares shall be issuable upon conversion. If any fractional interest in a common share would, except for the provisions of this subparagraph (b), be deliverable upon conversion of Preferred Stock, this Corporation shall pay to the holders of such converted stock an amount in cash equal to the current market value of such fractional interest, or if the current market value is not readily determinable, then the book value of such fractional interest.

               (c) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least 30 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (d) Reservation of Common Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, this Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (e) Notices. Any notice required by the provisions of this section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

            4. Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as a "Fundamental Change." Prior to the consummation of any Fundamental Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of the majority of the Preferred Stock then outstanding) to ensure that each of the holders of the Preferred Stock will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holders' Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Fundamental Change if such holder had converted its shares immediately prior to such Fundamental Change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of the Preferred Stock then outstanding) to ensure the provisions hereof will thereafter be applied to the Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger of the Corporation purchasing such assets assumes by written instruments (in form reasonably satisfactory to the holders of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            5. Redemptions.

               (a) Optional Redemptions. The Corporation may at any time and from time to time after August 1, 2000 redeem all or any portion of the Shares then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof.

               (b) Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the redemption date to pay to the holder thereof (upon surrender by such holder at the corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share.

               (c) Notice of Redemption. The Corporation shall mail written notice of each redemption of Preferred Stock to each record holder of Preferred Stock not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Share shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

               (d) Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

               (e) Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share is paid to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

               (f) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

               (g) Other Redemptions or Acquisitions. Neither the corporation nor any subsidiary shall redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Preferred Stock on the basis of the number of Shares owned by each such holder.

               (h) The above provisions of this section 5 notwithstanding, any holder of Preferred Stock may, within 15 days of receipt of the notice provided in section 5(c) above, exercise the conversion rights provided to such holder under section 3 hereof. The Corporation shall not have any right to require any holder to sell the Common Stock into which any such holder has converted Preferred Stock.

                                   ARTICLE III

         The number of authorized shares of the Class A Preferred
Stock-Series 1 is 1,040,000.

                                   ARTICLE IV

         None of the shares of the Class A Preferred Stock-Series 1 have been issued as of the date hereof.


                                   ARTICLE V

         The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted by the Board of Directors of the Corporation at a meeting duly convened on August 1, 1997, in accordance with
Section 180.0602, and Shareholder action is not required with respect to the adoption of this amendment.

         Dated this 14th day of August, 1997.

                                                     THE FEMALE HEALTH COMPANY:

                                                     BY  /s/ O. B. Parrish
                                                         ----------------------
                                                               O. B. Parrish,
                                                          Chairman and Chief
                                                          Executive Officer

This document was drafted by David R. Krosner, Esq.

Please return this document to:

                              Tanya R. Braga, Paralegal
                              Reinhart, Boerner, Van Deuren,
                              Norris & Rieselbach, s.c.
                              1000 North Water Street
                              Suite 2100
                              Milwaukee, WI 53202

                      ARTICLES OF AMENDMENT TO THE AMENDED
                     AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        WISCONSIN PHARMACAL COMPANY, INC.


                     1. The name of the Corporation is Wisconsin Pharmacal Company, Inc.

                     2. The amendment adopted relates to Article I of the Amended and Restated Articles of Incorporation. After amendment, said Article I shall read in its entirety as follows:

                                    ARTICLE I

                        The name of the Corporation is The Female Health
Company.

                     3. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was approved at a special meeting of the Corporation's stockholders on January 18, 1996 by the affirmative vote of holders of 5,163,323 shares of the Corporation's outstanding common stock, representing approximately 81% of the outstanding common stock on the record date, and was approved by the Board of Directors of the Corporation on January __, 1996 in accordance with Wisconsin Statutes section 180.1003.

                     Dated this _____ day of January, 1996.


                                               WISCONSIN PHARMACAL COMPANY, INC.

                                                BY      /s/ O. B. Parrish
                                                    ----------------------------
                                                      Its   Chairman and Chief
                                                            Executive Officer


This document was drafted by David R. Krosner, Esq.

Please return this document to:

                                    Kathleen D. Mintner, Paralegal
                                    Reinhart, Boerner, Van Deuren,
                                    Norris & Rieselbach, s.c.
                                    1000 North Water Street, Suite 2100
                                    P.O. Box 92900
                                    Milwaukee, WI 53202-0900

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        WISCONSIN PHARMACAL COMPANY, INC.


                  The undersigned, John A. Wundrock and Thomas J. Bonesho, hereby certify that they are, and at all times herein mentioned have been, the duly elected and acting President and Secretary, respectively, of Wisconsin Pharmacal Company, Inc., a Wisconsin corporation (the "Corporation"), and further certify:

                  1. The following Amended and Restated Articles of Incorporation of the Corporation, duly adopted pursuant to the authority and provision of Chapter 180, Wisconsin Statutes, supersede and take the place of the existing Articles of Incorporation and any Amendments thereto.

                                    ARTICLE I

                  The name of the Corporation is Wisconsin Pharmacal Company,
Inc.

                                   ARTICLE II

                  The purpose or purposes for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

                                   ARTICLE III

                  The Corporation is authorized to engage in partnerships and joint ventures with one or more entities, natural, corporate or otherwise.

                                   ARTICLE IV

                  The Corporation is authorized to act as guarantor or surety of the obligations of other entities, natural, corporate or otherwise, whether or not in furtherance of the objects, purposes, business or other activities of the Corporation or for its benefit.

                                    ARTICLE V

                  The aggregate number of shares which the Corporation shall have the authority to issue is 20,015,000 shares consisting of:

                      (a) 15,000,000 shares designated as "Common Stock" with a par value of $.01 per share;

                      (b) 5,000,000 shares designated as "Class A Preferred Stock" with a par value of $.01 per share; and

                      (c) 15,000 shares designated as "Class B Preferred Stock" with a par value of $.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

                  1.   Class A Preferred Stock.

                      (a) Authority to Issue in Series. The Class A
Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall have authority to divide the Class A Preferred

Stock into one or more series, and to fix and determine by resolution or resolutions providing for the issuance of such series the relative rights and preferences of the shares of any series so established, but only with respect to:

                               (i) the rate of dividend;

                               (ii) the price at and the terms and conditions on
which shares may be redeemed;

                               (iii) the amount payable upon shares in the event
of voluntary or involuntary liquidation;

                               (iv) sinking fund provisions for the redemption
or purchase of shares; and

                               (v) the terms and conditions on which shares may
be converted into shares of any other class or series.

                               Except as to the matters expressly set forth
above in this paragraph (a), as to which the Board of Directors shall have fixed different preferences, limitations and relative rights between series of Class A Preferred Stock, all series of Class A Preferred Stock of the Corporation, whenever designated and issued, shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of Class A Preferred Stock hereinabove authorized shall be alike in every particular, and each series of Class A Preferred Stock shall be so designated as to distinguish therefrom the shares of all other series and classes.

                           (b) Dividends. Before any dividends shall be paid or
set apart for payment upon Class B Preferred Stock or Common Stock, the holders of Class A Preferred Stock shall be entitled to receive dividends at the rate per annum specified by the Board of Directors, as provided in paragraph (a) of this section 1 out of the unreserved and unrestricted earned surplus of the Corporation or out of any net capital surplus legally available for the payment of such dividends, when and as declared by the Board of Directors. Such dividends shall be cumulative from the date of issuance thereof.

                           (c) Liquidation, Dissolution or Winding Up.

                               (i) In case of voluntary or involuntary
liquidation, dissolution or winding up of the Corporation, the holders of each series of Class A Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money's worth the amount specified by the Board of Directors pursuant to paragraph (a) with respect to that series of Class A Preferred Stock, plus all accrued and unpaid dividends thereon before any of such assets shall be paid or distributed to holders of Class B Preferred Stock or Common Stock.

                               (ii) In the case of the voluntary or involuntary
liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation shall be insufficient to pay the holders of all the series of Class A Preferred Stock then outstanding the entire amounts to which they may be entitled, the holders of each outstanding series of the Class A Preferred Stock shall share ratably in such assets in proportion to the respective liquidation prices.

                           (d) Conversion. The holder of each share of the
outstanding Class A Preferred Stock of the Corporation shall have the right at any time on or before the date, if any, fixed for the redemption of such shares to surrender the certificate evidencing such shares and receive, in lieu and in conversion thereof and in lieu of any unpaid dividends theretofore accrued, a certificate evidencing one share of Common Stock of the Corporation for each Class A Preferred share of the Corporation so surrendered; provided, however, that if, after the effective date of these Amended and Restated Articles of Incorporation, there is a change in the number of shares of Common Stock issued and outstanding on account of stock dividends, stock splits, stock combinations or the like, the number of shares of Common Stock which a single share of Class A Stock is convertible into shall be proportionately adjusted so that the holder of shares of Class A Stock shall be entitled to receive the same percentage of the issued and outstanding Common Stock the holder would have been entitled to had the number of shares of Common Stock issued and outstanding not been so adjusted.. The Class A Preferred shares so exchanged and converted shall not be reissued by the Corporation.

                           (e) Voting Rights. Except as otherwise expressly
provided herein and except as otherwise provided by the laws of the State of Wisconsin, every holder of Class A Preferred Stock shall be entitled at every meeting of the shareholders to one vote for each share of Class A Preferred Stock standing in his name on the books of the Corporation, subject to the right of the Board of Directors to fix a record date for the determination of shareholders entitled to notice of and to vote at such meeting and to any provision of the By-Laws of this Corporation fixing any such record date. The holders of the Class A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall vote with the holders of Common Stock together as a single class upon any question affecting the management and affairs of this Corporation. The holders of the Class A Preferred Stock shall have no preemptive rights and such shares shall be fully paid and nonassessable when issued.

                        2. Class B Preferred Stock. The Class B Preferred
Stock (the "Class B Stock") may be issued in one series only, having the rights, preferences and terms set out in this section 2.

                           (a) Dividend Provisions. The holders of shares of the
Class B Stock will be entitled to receive dividends (as defined below) together with holders of shares of Common Stock in an amount equal to the rate of dividend payable with respect to Common Stock determined as if their shares of Class B Stock were converted into shares of Common Stock as provided in paragraph (d) hereof on the record date for determining the holders of Common Stock entitled to such dividends payable when, if and as dividends are declared by the Board of Directors on shares of Common Stock.

                               For purposes of this paragraph (a) dividend
shall mean the transfer of cash or property payable other than in Common Stock of this Corporation.

                           (b) Liquidation Preference.

                               (i) In the event of any liquidation, dissolution
or winding up of this Corporation, either voluntary or involuntary, the holders of shares of Class B Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the sum of the price per share paid to the Corporation for each share of Class B Stock then held by them plus an amount equal to any declared but unpaid dividends on the Class B Stock held by them. Notwithstanding the fore- going, upon the designation and issuance of any Class A Preferred Stock of the Corporation ("Class A Stock"), the Class A Stock will have a liquidation preference over the Class B Stock as more fully described in its designation of terms.

                               (ii)

                                   [a]  In the event of any liquidation,
dissolution or winding up of this Corporation, either voluntary or involuntary, if the assets thus distributed among the holders of the Class B Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of this Corporation legally available for distribution shall be distributed ratably among the holders of the Class B Stock.

                                   [b] If assets remain in the Corporation after
the distributions provided for in subparagraph (i) have been fully made, the holders of Common Stock shall be entitled to receive, prior and in preference to any further distribution of any other of the surplus funds or assets of the Corporation to the holders of Class B Stock by reason of their ownership thereof, an amount equal to [i] $140 divided by [ii] fifty-four (54) (subject to adjustment for stock dividends, stock splits, stock combinations or the like).

                                   [c] After the distributions have been made as
required by subparagraphs (i) and (ii) of this paragraph (b), if assets remain in the Corporation, the holders of Class B Stock and Common Stock will share in all such remaining assets in the same proportion as the number of shares of Common Stock and Class B Stock (or, if greater, that number of shares of Common Stock as would be outstanding assuming conversion of the Class B Stock into Common Stock as provided in Section (d) hereof) then held by each of them bears to the total number of shares of Common Stock and Class B Stock (or, if greater, the total number of shares of Common Stock as would be outstanding assuming conversion of the Class B Stock into Common Stock as provided in paragraph (d) hereof) of the Corporation then issued and outstanding.

                           (c) Redemption. The Corporation shall not redeem all
or any part of the outstanding Class B Stock without the prior written consent of the holder or holders thereof.

                           (d) Conversion. The holders of each share of the
outstanding Class B Stock shall have conversion rights as follows (the "Conversion Rights"):

                               (i) Right to Convert.

                                   [a]  Subject to subparagraph (ii) of this
paragraph (d), each share of Class B Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for the Class B Stock, into 54 shares of Common Stock; provided, however, that if, after the effective date of these Amended and Restated Articles of Incorporation, there is an increase in the number of shares of Common Stock issued and outstanding for any reason other than an issuance pursuant to a public offering described in subsection [b][i] of this paragraph (d), the number of shares of Common Stock which a single share of Class B Stock is convertible into shall be proportionately adjusted so that the holder of shares of Class B Stock shall be entitled to receive the same percentage of the issued and outstanding Common Stock the holder would have been entitled to had the number of shares of Common Stock issued and outstanding not been increased.

                                   [b] Each share of Class B Stock shall
automatically be converted into 54 shares of Common Stock (or the number of shares as adjusted pursuant to subparagraph [a] above) [i] immediately upon and simultaneous with the closing of the issuance of shares of Common Stock pursuant to an offering to the public registered under the Securities Act of 1933, as amended (the "Act"), covering any of the Corporation's securities (as that term is defined under the Act, as then in effect) on a form other than S-8, or other form applicable to employee benefit plans, for an aggregate purchase price to the public of not less than $2,000,000; [ii] at the request of persons holding two-thirds or more of the aggregate shares of Class B Stock then outstanding; or [iii] immediately upon and simultaneously with the closing of any consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary corporation) whereby this Corporation shall not be the surviving corporation or a sale, conveyance or other disposition of all or substantially all of this Corporation's property or business. Upon automatic conversion of the Class B Stock pursuant to this subparagraph [b], the Class B Stock shall no longer be authorized for issuance by the Corporation and shall thereafter be cancelled. Upon such cancellation, the Class B Stock shall no longer constitute a class of equity securities of the Corporation.

                               (ii) Mechanics of Conversion. Before any holder
of Class B Stock shall be entitled to convert the same into shares of Common Stock pursuant to subparagraph (i)[a] above, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Class B Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all



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

purposes as the record holder or holders of shares of Common Stock on such date. In the event of an automatic conversion pursuant to subparagraph (i)[b] above, this Corporation shall notify the holders of Class B Stock of such conversion and request the surrender of all Class B Stock certificates. New Common Stock certificates will be issued following the procedure outlined above, however, the conversion shall be effective as of the occurrence of the event causing the automatic conversion notwithstanding any delay in the surrender or reissue of certificates.

                               (iii) Notices of Record Date. In the event of any
taking by this Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Class B Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                               (iv) Reservation of Common Stock Issuable Upon
Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class B Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Stock, this Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                               (v) Notices. Any notice required by the
provisions of this paragraph (d) to be given to the holders of shares of Class B Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

                           (e) Voting Rights.  Except as otherwise expressly
provided herein and except as otherwise provided by the laws of the State of Wisconsin, every holder of Class B Preferred Stock shall be entitled at every meeting of the shareholders to one vote for each share of Class B Preferred Stock standing in his name on the books of the Corporation, subject to the right of the Board of Directors to fix a record date for the determination of shareholders entitled to notice of and to vote at such meeting and to any provision of the By-Laws of this Corporation fixing any such record date. The holders of the Class B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall vote with the holders of Common Stock together as a single class upon any question affecting the management and affairs of this Corporation. The holders of the Class B Stock shall have full preemptive rights, and each share of Class B Stock shall be fully paid and nonassessable when issued.

                           (f) Status of Converted Stock.  In case any shares of
Class B Stock shall be converted pursuant to paragraph (d) hereof, the shares so converted shall no longer be authorized for issuance by the Corporation.

                        3. Common Stock.

                           (a) Rank. There shall be one class of Common Stock
and the Common Stock shall rank junior to the Class A and Class B Preferred
Stock.

                           (b) Dividends. Subject to the rights of the holders
of Class A and Class B Preferred Stock set forth in sections 1 and 2 above and subject to the limitations provided by law and subject to the various provisions of the resolutions of the Board of Directors designating the relative rights, preferences, limitations and restrictions of various series of Class A Preferred Stock, the holders of Common Stock shall be entitled to such cash, property and share dividends as may be declared thereon from time to time by the Board of Directors out of any funds legally available therefor.


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


                           (c) Liquidation, Dissolution or Winding Up. Subject
to the rights of the holders of Class A and Class B Preferred Stock set forth in sections 1 and 2 above and subject to the limitations provided by law and subject to the various provisions of resolutions of the Board of Directors designating the relative rights, preferences, limitations and restrictions of various series of Class A Preferred Stock, the holders of Common Stock shall be entitled to receive ratably all remaining assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                           (d) Voting Rights. Except as otherwise expressly
provided herein and except as otherwise provided by the laws of the State of Wisconsin, every holder of Common Stock shall be entitled at every meeting of the shareholders to one vote for each share of Common Stock standing in his name on the books of the Corporation, subject to the right of the Board of Directors to fix a record date for the determination of shareholders entitled to notice of and to vote at such meeting and to any provision of the By-Laws of this Corporation fixing any such record date. The holders of shares of Common Stock shall have no preemptive rights and such shares shall be fully paid and nonassessable when issued.

                                   ARTICLE VI

                  The address of the registered office of the Corporation is 111 East Wisconsin Avenue, Suite 1800, Milwaukee, Wisconsin 53202 and the name of its registered agent at such address is Subsidiary Service, Inc.

                                   ARTICLE VII

                  The number of directors of the Corporation shall be such number as is fixed from time to time by or in the manner provided for in the By-Laws.

                                  ARTICLE VIII

                  Except as otherwise provided with respect to the Class B Stock, no holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation except as expressly provided above, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors may from time to time fix, and any shares of stock or convertible obligations which the Corporation may determine to offer for subscriptions to the holders of stock may, as the Board of Directors shall determine, be offered to holders of any class of stock exclusively or to holders of all classes of stock as the Board of Directors in its discretion may determine.

                  2. The number of shares of the Corporation outstanding is 1,738,800 shares of $.01 par value Common Stock and 5,357 shares of $.50 par value Class B Preferred Stock, all of which were entitled to vote upon the adoption of the Amended and Restated Articles of Incorporation. The affirmative number of votes required for adoption is 1,159,218 shares of Common Stock and 3,572 shares of Class B Preferred Stock.

                  3. 1,738,800 shares of Common Stock and 5,357 shares of Class B Preferred Stock voted for adoption of the Amended and Restated Articles of Incorporation and no shares of common stock and no shares of Class B Preferred Stock voted against such adoption.

                  4. The stated capital of the Corporation is $20,066.50.


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



                  Executed in duplicate this 17th day of May, 1990.

                                               WISCONSIN PHARMACAL COMPANY, INC.

                                               BY /s/ John A. Wundrock
                                                  ------------------------------
                                                    John A. Wundrock, President

                                                 Attest:

                                                /s/ Thomas J. Bonesho
                                                --------------------------------
                                                   Thomas J. Bonesho, Secretary

This instrument was drafted by Kevin J. Howley.

This instrument must be recorded in Milwaukee County.

                           AnnMarie Groom, Legal Assistant
                           Reinhart, Boerner, Van Deuren,
                             Norris & Rieselbach, s.c.
                           111 East Wisconsin Avenue,
                             Suite 1800
                           Milwaukee, Wisconsin 53202






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